Exhibit 99.2

The Vita Coco Company, Inc. (Q3 2021 Earnings Call)

November 11, 2021

Corporate Speakers

•	John Mills; ICR; Investor Relations

•	Mike Kirban; The Vita Coco Company; Co-CEO and Chairman

•	Martin Roper; The Vita Coco Company; Co-CEO

•	Kevin Benmoussa; The Vita Coco Company; CFO

PRESENTATION

John Mills: Thank you and welcome to The Vita Coco Company Third Quarter 2021 Earnings Results Conference Call. Today’s call is being recorded. With us today are Mr. Mike Kirban, Co-Chief Executive Officer and Chairman; Martin Roper, Co-Chief Executive Officer; and Kevin Benmoussa, Chief Financial Officer for The Vita Coco Company.

By now everyone should have access to the company’s third quarter earnings press release issued today after market close. This information is available on the Investor Relations section of The Vita Coco Company’s website at investors.thevitacococompany.com.

Before we begin, please note that all the financial information presented on today’s call is unaudited. Certain comments made on this call, including forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs concerning future events and are subject to several risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements.

Please refer to today’s press release and other filings from the SEC for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today. During the call, we will use some non-GAAP financial measures as we describe business performance.

The SEC filings, as well as the earnings press release providing reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures, are all available on our website. Also due to the timing of the required quiet period related to our recent IPO, we will not be taking questions on today’s call from analysts.

And now, I will turn the call over to Mr. Mike Kirban, Chairman and Co-Chief Executive Officer.

Mike Kirban: Thanks, John. Hello, everyone. We’re very excited to share our third quarter results on our first earnings call as a publicly traded company. On October 21st, we began trading on NASDAQ under the ticker symbol COCO, C-O-C-O. Becoming a public company is a huge milestone, but the opportunities it provides us moving forward is what I’m most excited about.

On today’s call, I’ll provide an overview of our business and reiterate the key reasons why we believe The Vita Coco Company is uniquely positioned for long term growth. I’ll then turn the call over to our Co-CEO Martin Roper, who will briefly review our third quarter business performance as well as our multiple growth initiatives and supply chain position. And then to our CFO Kevin Benmoussa, who will discuss our third quarter financial results in more detail and provide full year 2021 guidance.

For a little background, we built The Vita Coco Company into what we believe is one of the leading healthy beverage companies today. We believe that by listening to this generation of consumers and working in partnership with them to build brands, over time we can build one of the most impactful beverage companies in the world.

Today’s and future generations demand more from the brands they support. Consumers want brands that deliver on health and functionality, as well as support companies that care about purpose just as they care about profits. They want better products from better companies, and that’s what we strive to deliver every day.

As we think about the opportunities that lay ahead, we’re focusing our attention on two key objectives. First and foremost, we will aim to continue driving growth of the coconut water category and strive to make coconut water a household staple in the U.S., China, and Europe just as it is in the tropical world.

While doing this, we’ll aim to continue gaining share on a consistent basis in the category. Our second key objective will be to continue nurturing and developing new healthy beverage brands that can drive growth overtime and offer consumers the type of healthy alternatives to conventional brands that they’re looking for.

Over the past 24 months, led by The Vita Coco brand, the growth of the coconut water category has continued to accelerate as we bring in new consumers and continue to take share within the category. In the past 52 weeks alone, The Vita Coco brand has grown market share from 42 to 47% as measured by U.S. IRI Multi-Outlet ending October 3rd, 2021.

As disclosed in our S-1, we believe that 66% of the growth that came into the category is from new consumers to the category. Our new initiatives, such as Vita Coco Coconut Milk, Vita Coco Hydration Drink Mix, RUNA Clean Energy, Ever & Ever and PWR LIFT, our protein infused fitness drink, are all in the early stages of market launch.

We plan to continue to roll out these brands in a focused manner that allows us to evaluate consumer’s reaction and adoption before deciding on how to accelerate distribution and availability. In addition to driving significant top line growth and profitability, we believe in democratizing health and wellness by using business as a force for good to drive positive impact in our communities.

Earlier this year, we elected to become a public benefit corporation, embedding purpose into our corporate culture. This enables us to balance the impact on our broader stakeholders as well as maximizing shareholder value in our decision-making.

We source the vast majority of our coconut water from developing tropical countries, and we’re working hard every day to create ethical, sustainable, and better for you products that aim to not only uplift the communities that we operate in but also do right by our planet. We recently hired a head of ESG and look forward to sharing more on these efforts in the future.

It’s great to have an aggressive vision for growth, but it’s as important to ensure you’re building the right platform from which to execute your strategy. At The Vita Coco Company, we believe we’re succeeding in this area. We currently have a leading flagship brand with number one market share, a growing category, consumer tailwinds, new distribution opportunities, and our primary offering is one of the most important aspects of health, hydration.

We’ve assembled a team that excels at brand building, innovation, and generating loyalty with the next generation of consumers. We have an industry renowned sales team and a proven senior leadership team that believes strongly in social responsibility and our asset-lite global supply chain is easily scalable.

In addition, thanks to many years of preparation, we believe that we are well-positioned to leverage our infrastructure and grow our core-branded and private label businesses while continuing to add to our portfolio through a combination of innovation and potentially M&A. We believe that our commercial platform is positioned to generate future growth and improve performance.

We’re confident because we have authentic brands and a track record of innovation. Under our flagship brand Vita Coco, we continue to add new flavors and formats that we believe can increase our market share as well as drive the expansion of the coconut water category. We’ve also recently introduced new multi-serve and multi-pack formats for shelf expansion, that we hope build loyalty and increase consumption with our core consumers.

We’re building strong retail relationships with omnichannel access and flexible routes to market, which we believe is a competitive advantage for us.

We have a diversified sales channel mix including food, drug, mass, convenience, club and e-commerce. Our strategic and flexible distribution network it the U.S. enables us to meet available geographic and retail opportunities and include a strong national DSD network, direct to warehouse and broadline distributor relationships for specialty channels.

Over the last two years, we’ve made the appropriate investments in our business that we believe will drive long term profitable growth. We have expanded our national account team, increased category management, improved our sales and operational planning processes and enhanced our product and brand innovation team in order to deliver on consumer’s needs.

We’re currently experiencing significant inflation to our ocean freight and domestic logistics costs for transporting coconut water. We believe that the right strategy is to pursue to share growth while implementing prudent pricing actions to recover some of the costs. We believe the global transportation cost pressures will ultimately recede and that when they do, we’ll emerge in a significantly stronger competitive and financial position with great consumer and retailer relationships.

As we embark on our journey as a public company, I’d like to thank the most important asset of our company which is our employees. Their dedication, desire and fortitude have been exceptional during the past few years and were instrumental to the success of our IPO. I appreciate all they do for The Vito Coco Company and in an effort to have them share in the Company’s ongoing success, we made an equity grant to all full-time employees at the time of the IPO so that our employees have the opportunity to participate as shareholders in the Company.

I would also like to thank our new and existing shareholders for their investment and trust. Including our distributor partners at Keurig Dr Pepper who through a subsidiary, effective with the IPO became one of our shareholders in addition to already being one of our distributors.

I would say to our new shareholders that we believe we are a financially sound company that has many growth opportunities ahead. We’re focused on accelerating the Vita Coco Coconut Water brand and category. We believe we have access to capacity which will support long term growth, a deep pipeline of coconut related innovation to increase our presence in retail channels and new brand innovations to enter and win share in other beverage categories by offering healthy alternatives to conventional, artificial options that exist today.

We believe that Coconut Water is trading consumers up and that velocity trends should support increased shelf space from retailers in 2022. Over 50% of Coconut Water growth appears to be coming from shoppers shifting away from other beverage categories, which together with strong category growth and high Vita Coco brand velocity means that we have a good story for our retail partners, which we hope will garner more shelf space for our brand and category.

While we were pleased with everything we’ve accomplished thus far, we’re not resting on our laurels. And we are excited about the opportunities that lie ahead.

Now, it is my pleasure to introduce you to our Co-CEO, Martin Roper. Martin joined our company over two years ago after stepping down from his position as Chief Executive Officer of The Boston Beer Company in 2018. He held that position for over 17 years where he oversaw Boston Beer’s growth and diversification into the multi-brand platform that it is today.

Over the last two years, Martin has worked with our management and board to take our company to the next level. He has positioned us well to pursue our vision to become the leading independent, pure play natural beverage portfolio company.

Martin Roper: Thank you, Mike. I will briefly review our third quarter results as well as summarize what we are seeing in retail scan data and our household penetration tracking. I will also discuss how our supply chain is performing with the numerous challenges facing global transportation and logistics and how we are reacting to those challenges.

And then, since this is our first public conference call, I will provide more color on the many initiatives we have for sustainable long term growth and on why we believe our unique supply chain is a competitive advantage.

Turning to our third quarter results, net sales increased 32% to $116 million. The increase in net sales was primarily driven by higher case equivalent volumes across both our Americas and International segments. Specifically, the strength of our Vito Coco Coconut Water product category in the Americas, combined with increased net sales from private label due to better inventory availability and associated timing of revenue recognition were the driving forces for this growth.

We believe the year-to-date private label net sales growth more accurately reflects the demand trend for private label. Year-to-date, our Vita Coco branded business is growing much faster than private label.

Our net sales growth in the third quarter of 2021 was accomplished even with continued inventory limitations on some SKUs in some regions related to the strong demand and limited availability of ocean containers at acceptable prices and increased transit times.

While distributor and retailer inventories have improved, we believe that they remain below optimal levels for some SKUs to satisfy the robust consumer demand at retail. To address supply chain constraints, we are paying more for ocean containers and other logistics which has helped maintain acceptable product flows. And as a result, our inventories available to service retailer and distributor demand have improved but are not yet evenly distributed across our network.

Based on U.S. IRI retail data, we achieved strong growth across all channels during the third quarter compared to last year with total volume growth accelerating over the year-to-date trends. IRI MULO13-week data ending October 3rd, showed 35%-dollar growth for Vita Coco Coconut Water. Highest branded volume growth rate was in Convenience and Mass Merchandisers which is serviced by our DSD network.

We estimate that our share of Coconut Water in U.S. IRI measured channels was approximately 47% for the last 52-week period ending October 3rd, 2021, an increase of approximately 5 percentage share points over our prior year 52-week share.

We also track household penetration to measure progress and improving brand image and appeal. According to our U.S. Numerator data through September 2021, household penetration grew to 10% for the trailing 12 month period representing approximately a 15% increase in our consumer base over the prior period, suggesting the success of our marketing and sales execution activities in attracting new households to our consumer base.

We see growing household penetration with Urban Millennial Gen Z households, which we believe indicates that our brand relevance continues to grow with these households that should be purchasers for many years.

As we have previously stated in our S-1, we believe our U.S. household penetration over indexes with Asian American, Hispanic and Black households so we should benefit from continued growth of these groups.

On a consolidated basis, gross profit margin decreased 36 basis points to 33% for the third quarter versus prior year. The gross margin decline was primarily due to the significant impact of inflation of global transportation costs, especially on the ocean freight side, which was sequentially worse than in the second quarter, and we believe these impacts are likely to persist, if not worsen, in the next few quarters.

We, like everyone else, don’t know exactly when the situation will begin to normalize. In the third quarter we were able to cover most of these inflationary costs with increased case equivalent volume and pricing to generate solid gross profit and income from operations growth. Kevin will describe in more detail the cost of goods rate increases over prior year rates.

It will be more challenging in future quarters to cover these cost increases solely with reduced price promotions, so we are studying alternatives, still with the belief that these cost impacts are temporary in nature and that we should make decisions for the long-term health of the business and attempt to continue our share gains.

Income from operations was up 73% to $18 million for the third quarter, and Adjusted EBITDA was up 83% to $21 million, even as we had additional costs related to being a public company and the increased transportation costs that I just highlighted.

The difference in Income from Operations and Adjusted EBITDA is in part driven by a higher unrealized non-cash foreign exchange loss on derivative instruments in the third quarter compared to the third quarter last year. Kevin will discuss this in more detail shortly.

As our first earnings call as a public company, we wanted to reiterate our strategy to create long-term shareholder value. Our strategy is primarily to win in coconut water, gaining both branded and private label share. We plan to grow this category through excellence in quality, supply chain, retail execution, and marketing and innovation in existing major markets, as well as nurture and develop less mature markets with the goal of being the leading supplier in this category.

We believe our scale and flexible asset-lite supply chain provides us a competitive advantage in the category, and this will only increase with continued growth and scale.

Around this strong core, we additionally intend to leverage our well-established Vita Coco brand into coconut-based adjacencies such as milk, while building a portfolio of complimentary beverage brands that fit with our capabilities, particularly our route to market in each country.

As Mike mentioned, we have built a very solid commercial platform from which to launch these initiatives. We have the organization capability to support our current growth and pursue the incremental growth opportunities we have in front of us.

From my experience as CEO growing The Boston Beer Company around the core brand, Sam Adams, I know that it is very important to professionalize the organization while maintaining the entrepreneurial culture, to build the commercial capabilities to achieve growth, and to develop our culture of innovation which will allow us to test, learn, and develop new opportunities.

I believe that we have made progress against all three of these traits at The Vita Coco Company over the last two years. We believe that we have a very strong core business, and as you can see from the results I just discussed, we are growing faster than the category and flexing to react to the global supply chain challenges.

Our Vita Coco brand is performing extremely well and gaining share in our major markets, and our consumers over index in growing demographics, which leads us to expect continued growth. Today’s consumer is looking for natural beverage alternatives from brands with purpose, and we have the perfect offering to meet this need.

To maintain our core business momentum in 2022, we are adding multipacks, adding a canned offering targeted at convenience channels, expanding our Farmer’s Organic offering after a successful test at Whole Foods, and requesting more shelf space from retailers to support the healthy category trends and our brand velocity.

It is too early to have heard retailers’ decisions on shelf set changes for 2022 in the Americas or in Europe, but we are confident that we have a strong selling story that should produce good results.

We’re also working hard to convert Food Service channels where opportunities have been created by the change in ownership of Zico. We believe this could be a good source of future growth.

In addition, we’re also talking to large retailers with significant private label coconut water businesses that would fit our supply chain capabilities and provide further scale and efficiencies to our sourcing, which would benefit our total business. We intend to compete in private label RFPs where it makes sense, while of course making sure we continue to service our existing customers.

In some U.S. regions, such as the Midwest and countries in Europe, such as Spain and France, where our Vita Coco Coconut Water presence does not match adjacent market performance and where we believe there is opportunity. We are working hard to educate retailers on the potential, secure distribution and then converting consumers through sampling, promotions, and marketing, as we are able to based on market conditions.

We see a similar but larger opportunity in China. We plan to introduce a new can package that we believe will be more appealing in that market, as well as develop product innovations so we can better meet the unique tastes of the Chinese consumer. If we identify successful strategies, we may choose to invest heavily in China to deliver on the opportunity.

Educating the consumer is also a very important part of our growth plan. We plan to expand our communications around coconut water occasions, such as using Vita Coco in a smoothie, after a workout, as a pick me up, in a cocktail, or for recovering the morning after a night out. This opportunity exists in Europe and China, as well as in our North American markets. We believe that our non-traditional high touch approach to connecting with consumers is working. It starts with disruptive packaging and engaging retail display programs that excite and convert shoppers at shelf.

We leverage online channels to meet consumers where they are with solutions they need. Our authentic partnership, influencer and social media campaigns tell our brand story and build deep connections with our consumers. We intend to continue to invest in these efforts. We believe that through all these activities if executed successfully, we have a pathway to significantly grow our core branded coconut water business, while growing our lower gross margin private label business at a slower rate.

Beyond our core coconut water business, we have identified five segments of interest for long-term innovation and/or acquisition opportunity. They are natural energy, enhanced water, everyday nutrition and hydration, performance beverages, and dairy alternatives.

We have built our innovation on new brand commercialization capabilities to support launching multiple tests in limited regions or channels, testing and learning the market, and then iterating our offerings to unlock the opportunity we see.

We currently have three fledgling offerings in market that we’re watching closely. Vita Coco Coconut Milk is a shelf-stable dairy alternative that performed well in a couple of regions of Club this year, and we are seeking placement in Food for 2022. We believe the shelf-stable dairy alternative options are potentially ripe for disruption and it’s a logical category for the Vita Coco brand to compete in. We will update you next year on our progress.

We are expanding RUNA, a Guayusa leaf-based natural energy drink to 16 ounce cans and are focused on convenience store execution in key test geographies. We have secured some test distribution, and our street sales and field marketing teams are excited to see what we can learn.

Finally, we launched PWR LIFT, our protein infused fitness drink online and expect to secure distribution in a test region, so we’re able to understand what works and how to scale this brand at retail.

We are currently exploring partnerships with the fitness community to connect with our target drinkers and look forward to finalizing these plans and sharing them with you on future calls.

Similar to RUNA, we have designated key individuals in our organization to nurture and drive these new brand opportunities. All these initiatives fall in our Other reporting segment, as does Ever & Ever, our aluminum bottle water which has seen a nice bounce back with offices, conferences and campuses reopening, as well as Vita Coco Hydration Mix, a coconut water powdered beverage mix that is being tested online.

While none of these initiatives are material to our financial performance yet, I am excited because these learning opportunities are in segments we are targeting and believe match our capabilities.

Before I turn the call over to Kevin, I would like to spend a moment on our supply chain. We believe we have the most efficient and unique asset-lite global supply chains for coconut water that provides a competitive advantage and would be very hard to replicate.

Our model was built on securing access to coconut waters that was a waste stream of industrial coconut processes. We learned how to support its packaging so the quality of the coconut water remained consistent across our multiple facilities and suppliers and meets the taste and quality demands of our consumers. We have long-term relationships with these processors and believe we have not yet fully tapped all their coconut water capacity.

We believe that our size, growth, independence and consistent demand make us an attractive partner in these relationships and can help us secure attractive economics and ability to expand. Our geographically diversified model creates leverage to effectively manage total delivery costs and affords greater ability to shift volume between suppliers and countries in reaction to demand or supply chain challenges.

Our supply chain has operated reasonably smoothly since COVID with the primary exception being increased transit times due to port delays, and starting earlier this year, greatly increased costs of ocean freight with additional inflation in other logistics costs. Spot rates are currently well over five times what we had seen pre-COVID and our blended cost of existing contracts and spot has driven significant cost of goods inflation that Kevin will quantify.

Looking forward, we are currently seeing offers of contract rates that are higher than our contracts this year, so we anticipate that these inflationary pressures will continue through next year.

We see an opportunity to gain share during these challenges and are attempting to cover these costs with increased case equivalent volume, transferring cost increases to private label customers, and taking advantage of all revenue management levers at our disposal including price increases where we see opportunities, and lower promotional activities and with potential for further price/mix improvement actions in 2022, if we feel necessary and appropriate for our long-term business health.

To date, we have not taken significant frontline increases on our branded product which mostly flows through distributors, as we believe that if the cost pressures recede such frontline increases would be hard to reverse to return our economics to prior state.

We will continue to work to offset these costs, which we believe do not reflect long-term stable rates, with the aim of emerging with higher market share, a stronger competitive and brand position, and a goal of returning our margins closer to historical levels once the global transportation and logistics situation improves. Given there is no guarantee that all our efforts will cover the increases we are seeing in the short term, we are not comfortable providing guidance for adjusted EBITDA at this time.

Now, I’ll turn the call over to Kevin, who will discuss our financial results and full-year outlook in more detail.

Kevin Benmoussa: Thanks, Martin. And hello, everyone. Martin already gave a good overview of the quarter, but now I’ll provide you with some additional details on both our third quarter and first nine months results. From there, I will discuss our fiscal year 2021 full year outlook.

Starting with our third quarter results, net sales were $116 million, an increase of $28 million or 32% compared to net sales of $87 million in the third quarter of 2020. The increase was driven by higher demand for our branded and private label products across both our geographic segments, with the Vita Coco Coconut Water product category being the largest contributor of the increase.

The Americas segment accounted for 87% of our net sales in the third quarter and increased 35% to $101 million compared to the same period last year. The increase was driven by a combination of increased consumer demand for our products, as well as lower branded promotional activities in the second quarter of 2021, which had a disproportionate impact on the third quarter.

Vita Coco Coconut Water increased $21 million, or 41%, to $72 million for the third quarter of 2021 as compared to the same period last year. The increase was primarily driven by a combination of higher consumer demand, retail execution and pricing actions to reduce price promotion with net sales being the strongest within the Company’s DSD channel.

Private label increased $6 million, or 28%, to $26 million for the third quarter, mostly driven by better inventory availabilities versus prior year and associated timing of revenue recognition.

As will be described in further detail in our Form 10-Q, in accordance with ASC 606 guidance, our accounting practice for private label is to recognize the net sale for the production of finished goods against open purchase orders, which now occur prior to any shipment. The timing of receipt of purchase order is currently unpredictable and could affect our reported private label growth quarter over quarter.

International net sales increased 15% to $15 million in the third quarter of 2021 versus the same period last year. The increase was primarily driven by increased net sales in the Company’s European region, which makes up approximately 70% of our International segment net sales and included a favorable impact related to foreign currency translation.

In the third quarter, Vita Coco Coconut Water grew 26% to $10 million while private label grew 33% to $4 million. We delivered strong top line growth driven by the continued underlying strength of our Vita Coco brand and continue to face ongoing supply chain pressures, which for us result in increased ocean shipping rates across all lanes and higher domestic logistics costs.

Despite these factors and due to pricing actions in the Americas largely materializing in the third quarter of 2021, we were able to keep our consolidated gross profit margin relatively flat at 33.6% in the third quarter of 2021 compared to 33.3% during the same period last year.

Gross profit for the third quarter was up 31% to $39 million, driven by case equivalent volume growth and price/mix improvement. We expect global transportation costs to remain elevated for the foreseeable future.

To give you some sense of the magnitude of the cost increases we’ve seen, while our COGS per CE rate increased 8% in the first nine months of the year versus prior period, we saw an increase of 10% in the third quarter alone versus the prior year period. This translated to significant incremental costs on a dollar basis heating both our gross profit and EBITDA lines.

For the fourth quarter of 2021, we anticipate the impact of these cost increases to further squeeze our profit margins.

Okay, now moving on to operating expenses. Selling, general and administrative expenses in the third quarter of 2021 increased $2 million to $21 million primarily driven by costs associated with preparing us for becoming a public company.

Income from operations for the third quarter was up 73% to $18 million primarily driven by higher case equivalent volume and lower levels of promotional activity partially offset by higher COGS and an increase in SG&A expenses associated with the IPO preparation.

Finally, net income attributable to shareholders was $13 million for the third quarter or $0.24 per diluted share. The third quarter included an unrealized non-cash FX loss on derivative instruments of $2 million compared to an unrealized non-cash gain of $0.2 million in the third quarter of 2020.

I would like to highlight here that we did not designate our derivative instrument as fair value or cash flow hedge for hedge accounting purposes and therefore recognize in our P&L unrealized non-cash gains or losses in the quarter depending on currency fluctuations. Since we can not accurately predict these fluctuations, we will not provide FX-related guidance but advise that any material currency fluctuations could positively or negatively affect our reported EPS in the quarter.

Adjusted EBITDA in the third quarter grew 86% to $21 million primarily driven by strong net sales and gross profit generation.

Now, we provide a quick highlight on our results for the first nine months of 2021. Net sales were up $52 million or 22% to $293 million from $241 million in the same period last year.

For the first nine months of 2021, our Americas segment increased 22% to $251 million while our International segment increased 15% to $42 million. Vita Coco Coconut Water was the largest contributor of our growth up 33% across both geographic segments, while the private label grew 6% across both segments.

Gross profit for the first nine months of 2021 increased by $9 million to $92 million. And gross profit margin was 31% compared to 34% in the prior-year period.

Now, turning to our balance sheet and cash flows. Our balance sheet reflects us as a private company before we went public and received the net proceeds from the offering at the end of October. As of September 30th, 2021, we had total cash and total debt of $36 million and $38 million, respectively, compared to $72 million and $25 million, respectively, as of December 31st, 2020.

The decrease in net cash was driven by a $50 million shareholder buyback, which we executed in the first quarter of 2021, and higher working capital needs mostly due to higher inventory related to increased demand and longer ocean transit times.

Net cash used in operating activities was $16 million for the nine months ended September 30th, 2021 compared to a source of cash of $32 million during the prior-year period. The unfavorable change in our operating assets and liabilities was primarily driven by working capital uses as we built inventories to meet increased demand and also experienced longer transit time. Inventories as of September 30th, 2021 were $47 million compared to $32 million at the end of 2020.

Net cash used in financing activities was $20 million for the nine months ended compared to $21 million during the prior year period.

Now, moving on to our full-year guidance for fiscal year 2021. Due to high volatility and uncertainty that continue to exist in our current operating environment, including persistent increases in ocean freight and other logistics costs, we do not believe it is prudent to provide a specific Adjusted EBITDA outlook at this time. We are currently managing through these issues and are deploying a number of strategies to mitigate impact on our business as best as we can. But we have not seen any signs of a peak yet and cannot predict when rates and service will return to pre-COVID levels, if at all.

In addition, we will continue to operate our business to capitalize on the demand environment and protect the flow of goods as best as we can, and gaining share where we can. With the understanding that this may come at an increased cost of goods while the supply chain environment remains pressured.

For the fiscal year 2021, we expect full-year net sales growth to be between 19% and 21% versus prior year. We anticipate gross margins to be slightly lower than our year-to-date average of 31.

Provided we have greater clarity and stability to business conditions, we intend to provide our initial 2022 guidance when we report full-year 2021 results.

As part of next year’s planning, we are preparing our supply chain to support our current year-to-date case equivalent volume growth continuing through 2022. We anticipate building inventory over the winter when demand is lower in preparation for next year’s peak selling season.

We’re also reviewing potential pricing and other revenue management actions to compensate for expected increased cost of goods over 2021 levels as supply chain challenges persist.

And with that, I’d like to turn the call back to Mike for his closing remarks.

Mike Kirban: We’re very pleased with our third quarter results and how we are positioned for the long-term growth opportunities ahead for us. The total global addressable market presents a significant opportunity for our company, and we believe that natural and plant-based beverages are only going to increase in demand.

We want to ensure that we are providing the proper nutritional beverages to our consumers where and when they want to purchase them to improve the health and vitality of their daily lives. We appreciate your desire to learn more about The Vito Coco Company and we look forward to speaking with you in the future. Thank you.